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                                                                 Exhibit 10.19

[GRAPHIC]

S. NO. 39015 Dt: 20/8/2003 Rs.100/-         05135     /s/ K. Rama Chandravathi
Authorized Party Maipal Reddy
s/o Yadi Reddy                                        K. RAMA CHANDRAVATHI
To Whom Kanbay Software (India) Pvt LTD               Authorized Party

                                   LEASE DEED

This Lease Deed ("Lease") is made and executed as of the 21st day of AUGUST 2003 by and between JVP Soft Private Limited, a Company within the meaning of the Companies Act, 1956 and having its registered office at Plot # 5, Software Units Layout, Madhapur, Hyderabad - 500 081 Represented through its authorised signatory, Mr. Jayapal Reddy, Chairman (hereinafter referred to as the "Lessor" ) which expression shall where the context admits include its successors and assigns of the ONE PART

And

Kanbay Software (India) Private, Limited, a Company within the meaning of the Companies Act, 1956 and having its registered office at A-1, Technology Park, MIDC, Talwade, Pune - 412 114, represented through its authorised signatory,
Mr. Manoj Menon. Vice President (hereinafter referred to as the "Lessee") which expression shall where the context admits, include its successors and assigns of the OTHER PART.

                                                         /s/ Jayapal Reddy

                                        a
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WHEREAS the Lessor had entered into an Agreement for Sale dated September 28th
1998 with Andhra Pradesh Industrial Infrastructure Corporation Limited (APIIC ) for purchase of land admeasuring 1.495 Acres which is equivalent to 7235.80 Square Yards in Plot No. 5 at Software Unit Layout, Phase 1, in Survey No. 64/2 of Madhapur Revenue Village, Serilingampalli Mandal, Ranga Reddy District, Andhra Pradesh subject to the setting of a Software Development Unit on the said land.

AND WHEREAS upon the Lessor setting up the Software Development Unit in terms of the aforementioned Agreement for Sale, APIIC has conveyed the title to the land admeasuring l.501 Acres which is equivalent to 7264.84 square yards situated in Plot No. 5 at Software Units Layout, Phase I, in survey no. 64/2 of Madhapur Revenue Village, Serilingampalli Mandal, Ranga Reddy District, Andhra Pradesh to the Lessor through a Sale Deed dated May 31st, 2001 and registered as document no. 3853 of 2001 in the office of the Joint Sub-Registrar - I, Ranga Reddy District, Andhra Pradesh.

AND WHEREAS the Lessor has become the absolute owner of the property located at Plot No.5, Software Units Layout, Madhapur, Serilingampally Municipality, Ranga Reddy District (the "Property") which is free from all claims and encumbrances.

AND WHERAS the Lessor and the Lessee wishes to enter into a lease arrangement for the "Demised Premises" as described in EXHIBIT "C" attached hereby with this Lease Deed for the term and subject to the conditions and agreements herein contained.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth in this Lease Deed together with the Exhibits and any Addenda attached hereto, the Lessor and the Lessee agree as follows:

                                                               /s/ Jayapal Reddy

                                        b
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SECTION 1   EXHIBITS.

This Lease together with the Exhibits annexed hereto and hereinafter described, are by reference incorporated herein and made a part hereof as though fully set forth in the text of this Lease. The Exhibits consist of the following:

     Exhibit A - General Terms & Conditions

     Exhibit B - Special Terms and Conditions

     Exhibit C - Demised Premises

     Exhibit D - Operating Expenses

     Exhibit E - Definitions

     Exhibit F - Lessee Fixtures.

     Exhibit G - Milestones

SECTION 2   DEMISED PREMISES

(a) The Lessor hereby demises and leases unto Lessee, and Lessee does take on lease from the Lessor, the office space admeasuring 13,900( Thirteen Thousand and nine hundred) square feet on the Ground Floor (South Side) of the building situated at #5,Software Unit Layout morefully described in Exhibit "C" hereunder and herein referred to as the "Demised Premises" together with easements, rights and advantages appurtenant thereof, for setting up their office premises together with the right of the Lessee, its employees, agents, contractors and servants to the use of the Demised Premises.

(b) In consideration of the rent and security deposit to be paid on the part of the Lessee as provided in Section 4 and 5 hereunder respectively and of the covenants and conditions contained in the Exhibits annexed to this lease deed to be observed and performed by the parties hereto, the Lessor doth hereby grant and demise the Demised Premises to the Lessee for carrying out their business including using the Demised Premises for office under the name and title of M/s. Kanbay Software India Private Limited and/or any of the Lessee's subsidiaries/affliates or any other entity belonging to the Lessee's group in the field of Information Technology and/or Information Technology Enabled Services (ITES) initially for a term of eighteen (18) months (elaborately defined in section 4 hereunder) commencing from September 15th 2003 or the date of completion of all items as provided in Exhibit G to this Lease Deed which ever is later hereinafter referred to as the COMMENCEMENT DATE).

                                                               /s/ Jayapal Reddy

                                        c
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SECTION 3.  TERM & TERMINATION

(a) This Lease and the parties' respective rights, obligations and liabilities hereunder shall be effective from the commencement date. The Lessor shall deliver free and vacant possession of the Demised Premises to the Lessee on the date of execution of this lease deed and the Lessee shall take possession subject to the Lessor providing:

          (i) Report on Title in respect of the Demised Premises showing free and clear title to the building housing the Demised Premises and independent verification of the same.

          (ii) "Provisional Occupancy Certificate" of the South Wing of the building premises comprising of the Ground Floor, First Floor and Second Floor to be issued by the Municipal Corporation of Hyderabad
          (MCH) or any other competent authority in this respect on or before November 15th 2003. In the event the Lessor is unable to provide the Occupancy Certificate on or before November 15th 2003, the Lessor shall have the right to suspend the payment of the Rent until the production of the Provisional Occupancy Certificate.

(b) The term of this Lease shall be initially for a period of 18(EIGHTEEN) MONTHS commencing from the Commencement Date and ending at 11:59 p.m. on the last day of the eighteenth (18th) month of the Lease (the "Expiration Date"). The Lessee shall have the sole option to renew the lease for further period(s) on the same terms and conditions as mentioned herein subject to an increase in lease rent as mentioned in Section 4 below. However, in the event, the Lessee continues to remain in possession of the Demised Premises only for 3 (three) months after the expiry of the initial period of 18 (eighteen) months, the increase in Lease Rent will not be applicable. The enhanced Lease Rent will be applicable from the 19(nineteenth) month retrospectively in the event the period of Lease extends beyond 21(twenty one ) months from the commencement date.

(c) In case, the Lessee intends to renew the lease for further period's beyond the initial 18 (eighteen) months, it shall do so by issuing a written notice of such intention to the Lessor at least 3 (three) months prior to the expiry of the Lease.

(d) In the event the parties are not desirous of seeking extension of the Lease beyond the initial lease term then the Lessee shall hand over the possession of the Demised Premises in good condition subject to normal wear and tear, save and including the Lessee's Fixtures detailed in Exhibit F and on terms and conditions enumerated in

                                                               /s/ Jayapal Reddy

                                        d
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     section 3 e) to this lease deed. The Lessee clearly understands and agrees that the Demised Premises shall at all times be the property of the Lessor and shall not get transferred, at any time or at the end of the term of this Lease, to the Lessee.

(e) The Lessor agrees to purchase from the Lessee, the Lessee's fixtures as specified in the Exhibit F for a consideration of Rs. 6,00,000.00 (Rupees six lakhs only) The Lessor shall make a payment of Rs. 5,99,999.00 (Rupees five lakh ninety nine thousand nine hundred and ninety nine only) on the first day after the completion of ten months of this lease deed and the balance amount would be paid on the day the Lessee terminates this lease deed and hands over the possession of the demised premises including the Lessee's Fixtures.

(f) On or within one week of the commencement date of this agreement, the Lessor shall intimate in writing to the Lessee, certifying the completion of the all the milestones as provided in Exhibit G. The Lessee shall acknowledge the aforementioned letter of intimation, subject to verification of the completion of all the milestones provided in Exhibit G. In the event, the Lessor fails to intimate in writing to the Lessee within one week from the date of each milestone it shall be deemed that the Lessee has been unable to reach the milestones. Further in the event, the Lessee fails to acknowledge the said letter within 7(seven) days of delivery of the said letter to Lessee, it shall be deemed that milestones have been completed by the Lessor to the Lessee's satisfaction.

(g) In the event of the failure of the Lessor to perform its obligation in terms of Exhibit G and section 3(f) above, the penalty clause as specified in Exhibit B, shall apply.

(h) Either party can terminate the Lease after expiry of 12 (twelve) months from the commencement date by giving at least three (3) months notice, in writing to the other party.

(i) Notwithstanding anything contained herein, in the event, either party commits any breach or fails to observe or perform any of the covenants, terms and conditions under this Deed or any exhibits forming part of this Deed, the aggrieved party shall have the option to forthwith terminate the Lease. This would be without prejudice to the other legal rights of the aggrieved party in respect of such breach by the party committing such breach.

                                                              /s/ Jayapal Reddy.

                                        e
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SECTION 4.  RENT

Commencing on the Commencement Date. Lessee covenants and agrees to pay to Lessor a monthly rent as fol1ows:

     The Lessee has agreed to pay to the Lessor Rs. 25.00 (Rupees twenty-five only) per square feet per month with effect from the commencement date of the Lease towards the monthly rent for the Demised Premises in advance on or before the 15th day of each Lease month for which it is due subject to deduction of tax at source as may be applicable. However upon extension of the lease beyond 21(twenty one) months from the commencement date, the monthly rent will be enhanced to Rs. 27.00 (Rupees twenty seven only) per square feet up to the 30th (thirtieth) month from the commencement date of the Lease. In the event, the Lessee continues to remain in possession of the Demised Premises only for 3 (three) months after the expiry of the initial period of eighteen months, the increase in Lease Rent will not be applicable. The enhanced Lease Rent will be applicable from the 19th (nineteenth) month retrospectively in the event the period of Lease extends beyond 21(twenty one) months from the commencement date.

SECTION 5.  SECURITY DEPOSIT

(a) The Lessee agrees to pay and maintain an amount equivalent of Four (4) months Rent for the Demised Premises as described in Section 4 amounting to Rs. 13,90,000.00 (Rupees Thirteen Lakh and Ninety Thousand only) to be paid to the Lessor at the time of execution of the Lease Deed on account of interest free refundable security deposit (hereinafter "IFRSD"). The Lessor shall be entitled to adjust the IFRSD against the rent payable for the notice period and the balance (unadjusted) amount of IFRSD shall be refunded to the Lessee simultaneously against the handing over of possession of Demised Premises on the expiry or earlier termination of the lease, as the case may be. However, the Lessee shall pay the Lessor, electricity, water and telephone usage charges pertaining to the Demised Premises up to handing over of the Demised Premises.

SECTION 6.  OPERATING EXPENSES

(a) The Lessee shall pay the maintenance charges for the said facilities and amenities in proportion to the chargeable area i.e. the area admeasuring 13900 square feet of the Demised Premises. However the Lessee shall not be liable to pay the maintenance charges for the first six months from the commencement date. The Lessee shall pay the maintenance charges at the rate of Re. 1.00 (Rupee one only) per square feet of chargeable area of the Demised premises per month for the second 6 (six) months of the Lease term and at the rate of Rs. 2.00 (Rupees two only) per square feet of chargeable area i.e. the area admeasuring 13,900 square feet of the Demised Premises per month for the last 6 (six) months of the initial period of Lease. In the event the Lessee continues after the expiry of the initial 18 (eighteen) months of the Lease, the

                                                              /s/ Jayapal Reddy.

                                        f
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     Lessee shall pay the maintenance charges at the rate of Rs. 3.00 (Rupees three only) per square feet per month. However the increase in the maintenance charges will not be applicable, in the event, the Lessee continues to remain in possession of the Demised Premises only for 3 (three months) after the expiry of the initial period of 18 (eighteen) months. The enhanced maintenance charges will be applicable from the 19th (nineteenth) month retrospectively in the event the period of Lease extends beyond 21 (twenty one) months from the commencement date.

(b) The Lessee shall pay the monthly maintenance fees simultaneously with the lease rent in advance on or before the 15th day of each Lease month for which it is due. The Lessor to bear and pay the maintenance charges over and above the rates mentioned above in respect of the Demised Premises.

IN WITNESS WHEREOF, Lessor and Lessee have read and understood this Lease along with the Exhibits attached and have executed the same in duplicate under seal as of the day and year first above written.

Witnesses/attest as to Lessor:          LESSOR:

1. By     /s/ Srinivasa Murthy. A            By     /s/ Jayapal Reddy.

   Name   SRINIVASA MURTHY. A                Name   JAYAPAL REDDY

   Title  MANAGER                            Title  CHAIRMAN

2. By     /s/ Debanjan Banerjee

   Name   DEBANJAN BANERJEE

   Title  ADVOCATE

Witnesses/attest as to Lessee:               LESSEE:

1. By                                        By

   Name                                      Name

   Title                                     Title

2. By

   Name

   Title

                                        g